Exhibit 99.1

Eastern Virginia Bankshares Announces Fourth Quarter and Year to Date Results

TAPPAHANNOCK, Va.--(BUSINESS WIRE)--February 4, 2011--Eastern Virginia Bankshares (NASDAQ:EVBS) today reported its results of operations for the three and twelve months ended December 31, 2010.

For the three months ended December 31, 2010, EVBS reported a net operating loss of ($7.7) million, a decrease of $8.5 million over the net operating income of $762 thousand reported for the same period of 2009. Net loss to common shareholders was ($8.1) million, or ($1.35) per common share, assuming dilution, compared to net income of $389 thousand or $0.07 per common share for the same period in 2009. For the twelve months ended December 31, 2010, the net operating loss was ($10.8) million, an increase of $2.0 million over the net operating loss of ($8.8) million reported for the same period of 2009. The net loss to common shareholders increased to ($12.3) million, or ($2.05) per common share, assuming dilution, compared to a net loss of ($10.3) million in 2009 or ($1.73) per diluted common share. The difference between net operating income (loss) and net income (loss) to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

The key factor affecting the Company’s results for the fourth quarter and full year 2010 periods continues to be the elevated levels of the provision for loan losses that have been necessary to aggressively address deteriorating credit quality in the loan portfolio. For the three months ended December 31, 2010, the provision for loan losses was $12.9 million, an increase of $11.2 million over the $1.7 million reported for the same period of 2009. For the twelve months ended December 31, 2010, the provision for loan losses was $28.9 million, an increase of $24.7 million over the $4.2 million reported for the same period in 2009.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended December 31, 2010 were (2.90%) and (41.70%), respectively compared to 0.14% and 1.94%, respectively for the three months ended December 31, 2009. For the twelve months ended December 31, 2010 ROA and ROE were (1.11%) and (15.36%), respectively compared to (0.93%) and (12.32%), respectively for the same period of 2009.

Key Highlights

Joe A. Shearin, President and Chief Executive Officer, commented, “During the fourth quarter, we saw a significant increase in the number of loans that were negatively impacted by continued weak economic conditions within our markets. We continue to see declining real estate values and increased stress on our customers’ ability to pay their loans as agreed, due to very high unemployment levels. We have experienced increases to our nonperforming assets during 2010 and have responded by aggressively charging-off loans and further increasing our allowance for potential future loan losses. While the elevated level of provision for loan losses expense recorded in the fourth quarter and for the year negatively impacts our operating results, we believe these elevated provisions are necessary as the economic growth seen in some national statistics has not been realized in the local markets we serve. We are proactively managing our problem assets and have allocated increased resources internally to help expedite satisfactory resolutions. Despite the losses we have incurred, we remain “well-capitalized” under all regulatory definitions and the enhanced level of the allowance prepares us to aggressively resolve our credit issues.”

The Company also announced that it anticipates entering into a written agreement with the Federal Reserve Bank of Richmond and Virginia’s Bureau of Financial Institutions for the purpose of improving the Company’s asset quality issues and to position the Company for stronger financial performance in the future.

“This anticipated agreement would formally document many of the best practices that the Company put into place earlier in the year to address EVB’s deteriorating credit quality,” commented Randy Cook, Chairman of the Board of Directors.

“We are grateful to work so closely with our regulatory partners in overcoming the challenges presented by the economic recession and we look forward to the results that this increased focus will produce,” commented Shearin.

The Company also announced that the Board of Directors has suspended the Company’s quarterly common stock dividend. “Given the prolonged economic downturn and the impact it has had on our level of profitability, the Board of Directors has determined that it is prudent to suspend the payment of dividends. Over the last year, the Company has experienced higher nonperforming assets and, as a result, increased levels of loan loss provisions. Given the significant challenges facing the banking industry, maintaining our “well-capitalized” status is absolutely critical to prepare our company for growth once economic conditions improve. As economic conditions do improve, and as the Company is able to generate earnings to support its current and future capital needs, the Board of Directors will restore a common stock dividend,” commented Shearin.

The Company also announced that it will be deferring its regular quarterly cash dividend with respect to its Series A Fixed Rate Cumulative Perpetual Preferred Stock which the Company issued to the United States Department of Treasury in connection with the Company’s participation in the Treasury’s Capital Purchase Program in January 2009.

Operations Analysis

Net interest income for the three months ended December 31, 2010 was $8.7 million, a decrease of $173 thousand or 2.0% over the same quarter of last year. This decrease was primarily due to a decrease in the net interest margin (tax equivalent basis) from 3.49% in the fourth quarter of 2009 to 3.42% in the fourth quarter of 2010. The quarter-over-quarter decline in interest income was driven by the impact of declining loan balances due to weak loan demand and charge-offs, an increase in nonaccrual loans and the sale of 1-4 residential mortgage loans in the third quarter of 2010. This decline in interest income was partially offset by a lower cost of funding. Net interest income for the twelve months ended December 31, 2010 was $35.8 million, an increase of $3.1 million or 9.5% over the same period of last year. The year-over-year increase in the net interest margin was driven by lower deposit costs due to our deposit re-pricing strategy during 2010, substantial reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transactional accounts. As a result, the average cost of interest-bearing deposits decreased 78 basis points to 1.63% for the twelve months ended December 31, 2010 as compared to the same period in 2009, while the yield on average interest-earning assets declined only 33 basis points to 5.28% over the same period.

Noninterest income for the three months ended December 31, 2010 was $1.2 million, a decrease of $198 thousand over noninterest income of $1.4 million reported for the same period of 2009. For the fourth quarter of 2010, noninterest income includes $428 thousand in impairment losses related to valuation adjustments on other real estate owned (OREO) which was not present during the same period of 2009. In addition, noninterest income for the fourth quarter of 2010 includes losses on the sale of OREO of $125 thousand compared to gains of $225 thousand for the same period of 2009. For the twelve months ended December 31, 2010, noninterest income was $10.0 million, compared to a noninterest loss of ($12.5) million for the same period of 2009. Noninterest income for 2010 includes $1.3 million in gains on the sale of loans and $2.5 million in net gains on the sale of available for sale securities, while during the same period of 2009, noninterest (loss) includes $66 thousand in gains on the sale of investment securities and $18.9 million in impairment and charge-off losses on investment securities. The year ended December 31, 2010 also includes losses of $22 thousand on the sale of OREO and $928 thousand in impairment losses related to valuation adjustments on OREO, compared to gains of $357 thousand on sales and no impairment losses on valuation adjustments on OREO, respectively for the same period of 2009. In addition to the aforementioned items, the year ended December 31, 2010 includes a $604 thousand gain on bank owned life insurance which was not present during the same period of 2009.

Noninterest expense for the three months ended December 31, 2010 was $8.9 million, an increase of $1.0 million over noninterest expense of $7.9 million for the three months ended December 31, 2009. For the twelve months ended December 31, 2010, noninterest expense was $34.6 million, compared to $30.6 million for the same period of 2009. Salaries and employee benefits increased $1.1 million year-over-year due to a decrease in accounting deferrals for loan officer salaries due to decreased loan origination volume and an increase in employee-related benefits due to the Company’s efforts to add additional management to strengthen the Company’s personnel. Marketing and advertising expenses increased $588 thousand year-over-year due to increased media ads and other programs related to our 100th anniversary celebration. Expenses related to collection, repossession and OREO increased $1.6 million year-over-year primarily due to higher nonperforming loan balances and related increases in collection and repossession activities. FDIC expense increased $620 thousand year-over-year primarily due to deposit insurance rate increases.

Balance Sheet and Asset Quality

Total net charge-offs for the fourth quarter of 2010 were $6.0 million compared to $910 thousand for the same period one year earlier. Total net charge-offs for the year ended December 31, 2010 were $15.8 million compared to $2.6 million for the same twelve months of 2009. As of December 31, 2010, the allowance for loan losses represented 3.26% of total loans, up from 2.29% at September 30, 2010 and 1.42% at December 31, 2009. As of December 31, 2010, this allowance covers 97.80% of nonaccrual loans and 91.31% of nonperforming loans. These asset quality measures reflect the Company’s recent efforts to aggressively charge-off loans and increase our allowance for potential future loan losses.

For the fourth quarter of 2010, annualized net charge-offs to average loans outstanding were 3.02% compared to 0.43% for the fourth quarter of 2009. Net charge-offs to average loans outstanding for the twelve months ended December 31, 2010 were 1.89% compared to 0.31% for the same twelve month period in 2009. Nonperforming assets to total loans and OREO was 5.00% as of December 31, 2010, compared to 4.34% as of September 30, 2010 and 3.10% as of December 31, 2009. Nonperforming assets were $39.3 million as of December 31, 2010, compared to $35.3 million as of September 30, 2010 and $26.5 million as of December 31, 2009. Of these assets, nonaccrual loans, the single largest category in nonperforming loans, were $25.9 million at December 31, 2010, compared to $19.0 million at September 30, 2010 and $19.3 million at December 31, 2009. In general, the modification or restructuring of a loan constitutes a troubled debt restructuring (TDR) when we grant a concession to a borrower experiencing financial difficulty. As of December 31, 2010, TDR loans total $8.6 million, compared to $12.1 million at September 30, 2010 and $6.7 million at December 31, 2009. Of the $8.6 million in TDR loans at December 31, 2010, $6.2 million are considered to be nonperforming assets and are included in the $25.9 million in nonaccrual loans reported above. Of the $12.1 million in TDR loans at September 30, 2010, $1.8 million are considered to be nonperforming assets. Of this amount, $522 thousand is included in the $8.0 million in loans past due 90 days and accruing interest, while the remaining $1.3 million is included in the $19.0 million in nonaccrual loans. Of the $6.7 million in TDR loans at December 31, 2009, $696 thousand are considered to be nonperforming assets and are included in the $19.3 million in nonaccrual loans reported above.

Total assets decreased $7.0 million or 0.6% between December 31, 2009 and December 31, 2010, but are up $3.9 million from September 30, 2010. Between December 31, 2009 and December 31, 2010, investment securities increased $76.7 million or 45.3% to $246.1 million, and are up $34.9 million from September 30, 2010. Loans, net of unearned income decreased $78.3 million from December 31, 2009 to $774.8 million at December 31, 2010 and are down $28.6 million from $803.4 million as of September 30, 2010. Total deposits increased $11.5 million or 1.3% from $856.6 million at December 31, 2009 to $868.1 million at December 31, 2010. Year to date average investment securities were $155.7 million as of December 31, 2010, an increase of $5.0 million or 3.3% compared to the same period in 2009. Year to date average loans were $835.5 million as of December 31, 2010, an increase of $426 thousand or 0.1% compared to the same period in 2009. Year to date average total deposits were $858.3 million as of December 31, 2010, an increase of $5.6 million or 0.7% compared to the same period in 2009.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” or words of similar meaning and include statements about future operating performance and asset quality, future interest rates and interest margins, future strategic initiatives including efforts to improve asset quality and operating performance, future dividend policy, and the Company’s anticipated entry into a written agreement with its banking regulators and the agreement’s impact on the Company’s future operations and performance. These statements are inherently uncertain and there can be no assurance that the assumptions underlying these forward-looking statements will prove to be accurate. Such forward-looking statements are subject to risks and uncertainties, some of which cannot be predicted or quantified or are not known to us. These risks and uncertainties may include but are not limited to:

  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the economic conditions in our target market area, as well as general economic, market, or business factors;
  changes in the interest rates affecting our deposits and our loans;
  our ability to assess, manage and improve our asset quality;
  an insufficient allowance for loan losses;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  regulation of our banking and other businesses by federal and state regulatory agencies and the effect of any agreements the Company may enter into with any such agencies;
  changes in laws, regulations and the policies of federal or state regulatory agencies; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information		Three months ended		Twelve months ended
(dollars in thousands, except per share data)		December 31,		December 31,
Statement of Operations		2010	2009	2010	2009
Interest and dividend income		$12,888	$14,091	$53,510	$56,727
Interest expense		4,197	5,227	17,722	24,050
Net interest income		8,691	8,864	35,788	32,677
Provision for loan losses		12,905	1,700	28,930	4,200
Net interest income (loss) after provision for loan losses		(4,214)	7,164	6,858	28,477

Service charges and fees on deposit accounts		1,057	983	3,873	3,841
Other operating income (loss)		372	(107)	1,395	977
Debit/credit card fees		355	296	1,340	1,189
Gain on sale of available for sale securities, net		-	26	2,455	66
Gain on sale of fixed assets		8	-	26	-
Gain (loss) on sale of other real estate owned		(125)	225	(22)	357
Impairment losses on other real estate owned		(428)	-	(928)	-
Gain (loss) on sale of loans		(14)	-	1,326	-
Gain on bank owned life insurance		-	-	604	-
Impairment/charge-offs - securities		-	-	(77)	(18,919)
Noninterest income (loss)		1,225	1,423	9,992	(12,489)

Salaries and employee benefits		3,793	3,785	16,362	15,254
Occupancy and equipment		1,317	1,337	5,183	5,144
FDIC expense		487	298	2,325	1,705
Collection, repossession and other real estate owned		879	375	2,134	569
Other noninterest expenses		2,440	2,108	8,567	7,976
Noninterest expenses		8,916	7,903	34,571	30,648

Income (loss) before income taxes		(11,905)	684	(17,721)	(14,660)
Income tax (benefit)		(4,193)	(78)	(6,962)	(5,856)
Net income (loss)		$(7,712)	$762	$(10,759)	$(8,804)
Less: Effective dividend on preferred stock		373	373	1,492	1,459
Net income (loss) available to common shareholders		$(8,085)	$389	$(12,251)	$(10,263)
Income (loss) per common share:	basic	$(1.35)	$0.07	$(2.05)	$(1.73)
	diluted	$(1.35)	$0.07	$(2.05)	$(1.73)
Dividends per share, common		$-	$0.05	$0.11	$0.31
Selected Ratios
Return on average assets		-2.90%	0.14%	-1.11%	-0.93%
Return on average common equity		-41.70%	1.94%	-15.36%	-12.32%
Net interest margin (tax equivalent basis)		3.42%	3.49%	3.55%	3.26%
Period End Balances
Loans, net of unearned income		$774,774	$853,063	$774,774	$853,063
Total assets		1,119,330	1,126,283	1,119,330	1,126,283
Total deposits		868,146	856,640	868,146	856,640
Total borrowings		155,274	157,678	155,274	157,678
Total capital		91,418	105,198	91,418	105,198
Shareholders' equity		67,418	81,198	67,418	81,198
Book value per common share		11.28	13.67	11.28	13.67
Average Balances
Loans, net of unearned income		$791,386	$846,600	$835,502	$835,076
Total earning assets		1,027,493	1,032,487	1,027,276	1,026,880
Total assets		1,105,619	1,107,934	1,103,939	1,100,416
Total deposits		862,504	855,236	858,265	852,676
Total borrowings		135,700	138,201	135,800	136,680
Total capital		100,924	103,919	103,776	101,438
Shareholders' equity		76,924	79,919	79,776	83,279
Asset Quality at Period End
Allowance for loan losses		25,288	12,155	25,288	12,155
Nonperforming assets		39,311	26,547	39,311	26,547
Net charge-offs		6,015	910	15,797	2,587
Net charge-offs to average loans		3.02%	0.43%	1.89%	0.31%
Allowance for loan losses to period end loans		3.26%	1.42%	3.26%	1.42%
Allowance for loan losses to nonaccrual loans		97.80%	62.91%	97.80%	62.91%
Nonperforming assets to total assets		3.51%	2.36%	3.51%	2.36%
Nonperforming assets to total loans and other real estate owned		5.00%	3.10%	5.00%	3.10%
Other Information
Number of shares outstanding - period end		5,993,577	5,966,662	5,993,577	5,966,662
Average shares outstanding - basic		5,990,988	5,963,212	5,977,641	5,941,242
Average shares outstanding - diluted		5,990,988	5,963,212	5,977,641	5,941,242

CONTACT:
Eastern Virginia Bankshares, Inc.
Doug Haskett, Chief Financial Officer
804-443-8460
Fax: 804-445-1047